Filed pursuant to Rule 433
Registration No. 333-130684

Morgan Stanley Mortgage Loan Trust 2007-11AR
(Issuing Entity)

Mortgage Pass-Through Certificates, Series 2007-11AR

Morgan Stanley Mortgage Capital Inc.
(Seller and Sponsor)

Morgan Stanley Capital I Inc.
(Depositor)

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuing entity nor the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

The registration statement referred to above (including the prospectus) is incorporated in this free writing prospectus by reference and may be accessed by clicking on the following hyperlink:

http://www.sec.gov/Archives/edgar/data/762153/000091412106000636/0000914121-06-000636.txt

IMPORTANT NOTICE RELATING TO AUTOMATICALLY
GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this material is attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Preliminary Termsheet
$[393,870,000]
Approximate

Morgan Stanley Mortgage Loan Trust 2007-11AR
(Issuing Entity)

Mortgage Pass-Through Certificates, Series 2007-11AR

Morgan Stanley Mortgage Capital Inc.
(Seller and Sponsor)

Morgan Stanley Capital I Inc.
(Depositor)

IMPORTANT NOTICE REGARDING THE CONDITIONS
FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued.  In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuing entity nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE

This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein.  This is not a research report and was not prepared by the Morgan Stanley research department.  It was prepared by Morgan Stanley sales, trading, banking or other non-research personnel.  This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Past performance is not necessarily a guide to future performance. Please see additional important information and qualifications at the end of this material.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of this e-mail or at the bottom of the e-mail communication to which this material may have been attached are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

$[393,870,000] (Approximate)
 Morgan Stanley Mortgage Loan Trust 2007-11AR
(Issuing Entity)

Mortgage Pass-Through Certificates, Series 2007-11AR

Morgan Stanley Mortgage Capital Inc.
(Seller and Sponsor)

Morgan Stanley Capital I Inc.
(Depositor)

Wells Fargo Bank, National Association
(Master Servicer)

Transaction Highlights

Offered Classes	Description	Balance(1)	Expected Ratings	Estimated Initial Subordination Level(4)	Initial Pass-Through Rate
1-A-1	Senior	$28,642,000	AAA/Aaa	29.94%(4)	6.29300%(5)
1-A-2	Senior	$7,845,000	AAA/Aaa	10.75%(4)	6.29300%(5)
A-R	Residual	$100	AAA/Aaa	Not Offered Hereby
2-A-1	Senior	$89,750,000	AAA/Aaa	20.34%(4)	6.63891%(6)
2-A-2	Senior	$10,811,000	AAA/Aaa	10.75%(4)	6.63891%(6)
2-A-3	Senior	$60,000,000	AAA/Aaa	29.94%(4)	6.63891%(6)
2-A-4	Senior	$16,434,000	AAA/Aaa	10.75%(4)	6.63891%(6)
2-A-5	Senior / Depositable(8)	$132,910,000	AAA/Aaa	20.34%(4)	5.99991%(6)
2-A-6	Senior / Depositable(8)	$16,009,000	AAA/Aaa	10.75%(4)	5.99991%(6)
2-X	Senior / Notional(9) / Depositable(8)	$95,159,000	AAA/Aaa	10.75%(4)	1.00000%(6)
2-A-7	Senior / Exchangeable(8)	$132,910,000	AAA/Aaa	20.34%(4)	6.63891%(6)
2-A-8	Senior / Exchangeable(8)	$16,009,000	AAA/Aaa	10.75%(4)	6.63891%(6)
B-1	Subordinate	$18,273,000	AA/Aa2	6.50%(4)	6.60408%(6)
B-2	Subordinate	$8,121,000	A/A2	4.50%(4)	6.60408%(6)
B-3	Subordinate	$5,075,000	BBB/Baa2	3.25%(4)	6.60408%(6)

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

B-4	Subordinate	Not Offered Hereby
B-5	Subordinate
B-6	Subordinate

Notes:
(1)	Bond sizes subject to a variance of plus or minus 10%.
(2)	Based on 25% CPR to Roll which assumes that the outstanding principal balance of each mortgage loan will be paid in full on its first reset date
(3)	Based on 25% CPR to maturity
(4)	Subordination Levels are preliminary, subject to final Rating Agency approval and will have a variance of plus or minus 1.50%.
(5)	The pass-through rates for Group 1 Senior Certificates will be subject to the weighted average Net Mortgage Rates of the group 1 mortgage loans (the “Group 1 Net WAC”) as described herein.
(6)	The pass-through rates for Group 2 Senior Certificates will be subject to the weighted average Net Mortgage Rates of the group 2 mortgage loans (the “Group 2 Net WAC”) as described herein.
(7)	The pass-through rates for the Subordinate Certificates will be subject to the weighted average Net Mortgage Rates of the Mortgage Loans.
(8)
Together, the Class A-5 and Class A-6 Certificates and together, the Class A-7 and Class A-8 Certificates are exchangeable for the Class A-4 Certificates in certain proportions and the Class A-4 Certificates are exchangeable for the Class A-5 and Class A-6 Certificates and the Class A-7 and Class A-8 Certificates in certain proportions, in each case as described herein.  Each exchange may be effected only in proportions that result in the principal and interest entitlements of the certificates being received being equal to the principal and interest entitlements of the certificates surrendered.

(9)
The Class 2-X Certificates are notional notional amount certificates, will not have a class principal balance and will not be entitled to receive distributions of principal.  As of any Distribution Date, the notional amount of the Class 2-X Certificates will be equal to the sum of the Class Principal Balances of the Class A-5 and Class A-6 Certificates immediately prior to that Distribution Date multiplied by 0.63900.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

This information should be read in conjunction with the Free Writing Prospectus dated June 12, 2007 (the “Free Writing Prospectus”)

Issuing Entity:

Morgan Stanley Mortgage Loan Trust 2007-11AR

Depositor:

Morgan Stanley Capital I Inc.  The offered certificates will be issued under the depositor’s registration statement (File No. 333-130684 with the Securities and Exchange Commission).

Sponsor:

Morgan Stanley Mortgage Capital Inc.

Originators:

Morgan Stanley Mortgage Capital Inc., the Sponsor, is expected to be the originator for approximately [95.52%] and [73.92%] of the Mortgage Loans in Loan Group 1 (the “Group 1 Mortgage Loans”) and Loan Group 2 (the “Group 2 Mortgage Loans”), respectively, by principal balance.

First National Bank of Nevada is expected to be the originator for approximately 19.97% of the Group 2 Mortgage Loans.

No other originator is expected to have originated more than 10% of the Group 1 or Group 2 Mortgage Loans by principal balance.

Servicers:

GMAC Mortgage Corporation is expected to be the initial servicer of 100.00% and approximately 96.19% of the Group 1 and Group 2 Mortgage Loans, respectively, by principal balance.  See Exhibit 2.  No other servicer is expected to be the direct servicer for more than 10% of the Group 1 or Group 2 Mortgage Loans by principal balance.

Servicing Fee:

The Servicing Fee Rate each of the Group 1 Mortgage Loans is expected to be 0.375%.

The Servicing Fee Rate for each of the Group 2 Mortgage Loans is expected to be between 0.250% and 0.375%.  The weighted average Servicing Fee Rate for the Group 2 Mortgage Loans as of the Cut-off Date is expected to be approximately 0.370%.

For its compensation the master servicer will receive reinvestment income on amounts on deposit for the period from between the servicer remittance date and the Distribution Date.  From its compensation, the master servicer will pay the fees of the Securities Administrator and the Trustee and any Custodians ongoing (safekeeping and loan file release only) fees.

Expense Fee:

The Expense Fee Rate with respect to each Mortgage Loan and any Distribution Date will be the related Servicing Fee Rate and, if applicable, the interest premium charged by the related lenders for mortgage insurance on LPMI Mortgage Loans.

Servicer Remittance Date:

Generally, the 18th of the month in which the Distribution Date occurs.

Master Servicer/ Securities Administrator:

Wells Fargo Bank, National Association

Trustee:

LaSalle Bank National Association.

Managers:

Morgan Stanley (solelead manager)

Rating Agencies:

The Offered Certificates are expected to be rated by Standard & Poor’s and Moodys Investors Service, Inc.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Offered Certificates:

The Class 1-A-1, Class 1-A-2, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class 2-A-4, Class 2-A-5, Class 2-A-6, Class 2-X, Class 2-A-7, Class 2-A-8, Class B-1, Class B-2 and Class B-3 Certificates.

Non-Offered Certificates

The Class B-4, Class B-5, Class B-6 and Class A-R Certificates

Senior Certificate Group:

The Group 1 Senior Certificates and Group 2 Senior Certificates.

Senior Certificates:

Collectively, the Group 1 Senior Certificates and Group 2 Senior Certificates.

LIBOR Certificates:

The Class 1-A-1, Class 1-A-2, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class 2-A-4, Class 2-A-5, Class 2-A-6, Class 2-X, Class 2-A-7, Class 2-A-8, Class B-1, Class B-2 and Class B-3 Certificates.

Notional Amount Certificates:

The Class 2-X Certificates.

Depositable Certificates:

The Class A-5, and ClassA-6 Certificates.  Certain proportions of the Class A-5 and ClassA-6 Certificates may be deposited in exchange for the Exchangeable Certificates as described herein.

Exchangeable Certificates:

The Class A-7 and Class A-8 Certificates.  Certain proportions of the Class A-5 and Class A-6 Certificates may be deposited in exchange for the Class A-7 and Class A-8 Certificates only in the combinations shown in Annex I.  Each exchange may be effected only in proportions that the initial Class Principal Balances of such certificates bear to one another as shown in Annex I and result in the principal and interest entitlements of the certificates being received being equal to the principal and interest entitlements of the certificates surrendered. For a description of the procedures and conditions for any exchange, please refer to the prospectus supplement.
The classes of Depositable Certificates and of Exchangeable Certificates that are outstanding at any given time, and the outstanding Class Principal Balances of these classes, will depend upon any related distributions of principal, as well as any exchanges that occur and prior principal distributions.
The characteristics of the classes of Exchangeable Certificates within a permitted combination, in the aggregate, will reflect the characteristics of the related classes (or portions thereof) of Depositable Certificates. Investors should also consider a number of factors that will limit a certificateholder's ability to exchange Depositable certificates for Exchangeable certificates and vice versa:
•           at the time of the proposed exchange, a certificateholder must own certificates of the related classes in the proportions necessary to make the desired exchange;
•           a certificateholder that does not own the certificates may be unable to obtain the necessary Depositable certificates or Exchangeable certificates;
•           the certificateholder of needed certificates may refuse to sell them at a reasonable price (or any price) or may be unable to sell them;
•           certain certificates may have been purchased or placed into other financial structures and thus be unavailable;
•           principal distributions will decrease the amounts available for exchange over time;
•           only the combinations listed on Annex I are permitted; and
•           you must own the required class or classes of depositable certificates to participate in an exchange and receive the corresponding class or classes of exchangeable certificates, and you must own the required class or classes of exchangeable certificates to participate in an exchange and receive the corresponding class or classes of depositable certificates.

Group 1 Senior Certificates:

The Class 1-A-1, Class 1-A-2 and Class A-R Certificates or any classes of Certificates resulting from the division of the Group 1 Certificates and having a distribution priority over the Subordinate Certificates.

Group 2 Senior Certificates:

The Class 2-A-1, Class 2-A-2, Class 2-A-3, Class 2-A-4, Class 2-A-5, Class 2-A-6, Class 2-X, Class 2-A-7 and Class 2-A-8 Certificates or any classes of Certificates resulting from the division of the Group 2 Certificates and having a distribution priority over the Subordinate Certificates.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Class B Certificates

The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, and Class B-6 Certificates (the Subordinate Certificates).

Relationship between Loan Groups and Certificate Groups:

The certificates with a “1” prefix and the Class A-R Certificates are sometimes referred to as the group 1 senior certificates and they correspond to the mortgage loans in loan group 1.  The certificates with a “2” prefix are sometimes referred to as the group 2 senior certificates and they correspond to the mortgage loans in loan group 2.  The Class B Certificates correspond to all of the Mortgage Loans.

Expected Closing Date:

June 29, 2007 through DTC and, upon request only, through Euroclear or Clearstream.

Cut-off Date:

June 1, 2007.

Forms and Denomination:

The Offered Certificates will be issued in book-entry form and in minimum dollar denominations of $25,000, with an addition increment of $1,000.

CPR:

“CPR” represents an assumed constant rate of prepayment each month of the then outstanding principal balance of a pool of mortgage loans.

Prepayment Assumption:

25% CPR

Record Date:

For the Offered Certificates and any Distribution Date, the business day immediately preceding that Distribution Date, or if the Offered Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that Distribution Date.

Accrual Period:

The interest accrual period (the “Accrual Period”) for each class of certificates and any distribution date is the calendar month immediately prior to the month in which the relevant distribution date occurs.  Interest is required to be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Distribution Dates:

The 25th of each month, or if such day is not a business day, on the next business day, beginning in July 2007.

Last Scheduled Distribution Date:

The Distribution Date occurring in [June 2037].

Clean-Up Call:

The terms of the transaction allow for a purchase of the Mortgage Loans resulting in the retirement of the Certificates once the aggregate principal balance of the Mortgage Loans is equal to 1% or less of aggregate principal balance of the Mortgage Loans as of the Cut-off Date (the “Clean-Up Call Date”).  The Master Servicer may assign its right to the Clean-Up Call to another party.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Optional Termination of the Trust Fund by Purchaser or Auction:

Commencing with the first Clean-up Call Date, the Auction Administrator shall solicit bids for the purchase of the Group 1 Mortgage Loans from at least three institutions that are regular purchasers and/or sellers in the secondary market of residential whole mortgage loans similar to the Group 1 Mortgage Loans.  If the Auction Administrator receives at least three bids for the Group 1 Mortgage Loans, any related REO Property and any other property related to the Group 1 Mortgage Loans remaining in the trust fund (collective, the “Group 1 Assets”), and one of those bids is at least equal to the Minimum Auction Price, the Auction Administrator shall sell the Group 1 Assets to the highest bidder (the “Auction Purchaser”) at the price offered by the Auction Purchaser (the “Mortgage Loan Auction Price”).  If the Auction Administrator receives less than three bids, or does not receive any bid that is at least equal to the Minimum Auction Price, the Auction Administrator shall, on each six-month anniversary of the initial Clean-up Call Date, repeat these auction procedures until the Auction Administrator receives a bid that is at least equal to the Minimum Auction Price, at which time the Auction Administrator shall sell the Group 1 Assets to the Auction Purchaser at that Mortgage Loan Auction Price; provided, however, that the Auction Administrator shall not be required to repeat these auction procedures on any Distribution Date for any six-month anniversary of the initial Clean-up Call Date unless the Auction Administrator reasonably believes that there is a reasonable likelihood of receiving a bid of at least the Minimum Auction Price.

Commencing with the first Distribution Date following the first Clean-up Call Date, if an auction is held but the Auction Administrator does not receive the Minimum Auction Price, then the Master Servicer will have the option, subject to the provisions of the pooling and servicing agreement, to purchase the Mortgage Loans for a price equal to the sum of (a) 100% of the aggregate Stated Principal Balance of the Group 1 Mortgage Loans, plus accrued interest thereon, (b) the fair market value of any related REO Property and (c) any unreimbursed servicing advances related to the Group 1 Mortgage Loans.

Minimum Auction Price:

For any Distribution Date on which an auction is being held, the sum of (a) 100% of the current aggregate principal balance of the Group 1 Mortgage Loans, plus accrued interest thereon, (b) the fair market value of any related REO Property in the trust fund and all other property related to the Group 1 Mortgage Loans in the trust fund being purchased, (c) any unreimbursed servicing advances related to the Group 1 Mortgage Loans and (d) any expenses incurred by the Auction Administrator relating to the Auction process.

Group 1 Mortgage Loans:

As of the Cut-off Date, the Group 1 Mortgage Loans consist of 146 adjustable rate residential, first-lien mortgage loans.  The aggregate principal balance of the Group 1 Mortgage Loans as of the Cut-off Date will be approximately $40,882,886.

Group 2 Mortgage Loans:

As of the Cut-off Date, the Group 2 Mortgage Loans consist of 1,057 adjustable rate residential, first-lien mortgage loans.  The aggregate principal balance of the Group 2 Mortgage Loans as of the Cut-off Date will be approximately $365,169,776.

Substitution Adjustment Amount:

The amount by which the balance of any Mortgage Loan that is repurchased from the trust exceeds the balance of any Mortgage Loan which is then substituted.  The entity substituting for a Mortgage Loan is required to deposit into the trust the Substitution Adjustment Amount.

Liquidated Mortgage Loan:

A “Liquidated Mortgage Loan” is a defaulted Mortgage Loan as to which the related Servicer has determined that all recoverable liquidation and insurance proceeds have been received.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Realized Loss:

“Realized Loss” with respect to any Distribution Date and any Mortgage Loan that became a Liquidated Mortgage Loan during the related Prepayment Period will be the sum of (i) the principal balance of such Mortgage Loan remaining outstanding (after all recoveries of principal have been applied thereto) and the principal portion of Advances made by the related Servicer or the Master Servicer with respect to such Mortgage Loan which have been reimbursed from Liquidation Proceeds, and (ii) the accrued interest on such Mortgage Loan remaining unpaid and the interest portion of Advances made by the related Servicer or the Master Servicer with respect to such Mortgage Loan which have been reimbursed from Liquidation Proceeds. The amounts set forth in clause (i) are the principal portion of Realized Loses and the amounts set forth in clause (ii) are the interest portion of Realized Losses. With respect to any Mortgage Loan that is not a Liquidated Mortgage Loan, the amount of any Debt Service Reduction or Deficient Valuation incurred with respect to such Mortgage Loan as of the related Due Date will be treated as a Realized Loss.

REO Property

Real Estate owned by the issuing entity.

Depositor’s Option to Purchase Breached Mortgage Loans:

The Depositor has the option, but is not obligated, to purchase from the Issuing Entity any Breached Mortgage Loan at the Purchase Price provided that certain conditions are met.

Breached Mortgage Loan:

A Mortgage Loan (a) (i) on which the first payment was not made or (ii) that has been delinquent one or two times in the six months following the Cut-off Date and (b) as to which the Seller obtained a representation or warranty that no condition set forth in (a)(i) or, for same or other period time specified in such representation or warranty (a)(ii), exists.

Purchase Price:

Purchase Price shall be 100% of the unpaid principal balance of such Mortgage Loan, plus all related accrued and unpaid interest, and the amount of any unreimbursed servicing advances made by the Servicers or the Master Servicer related to the Mortgage Loan plus other amounts as specified in the Pooling and Servicing Agreement.

Delinquency:

As calculated using the MBA methodology (see Exhibit 1), as of the Cut-Off Date, [none] of the mortgage loans were more than 30 days delinquent.  The servicer of some of these mortgage loans has changed at least one time since they were originated.

Class Principal Balance:

The “Class Principal Balance” of any Class of Certificates as of any Distribution Date is the initial Class Principal Balance of the Class listed on page 2 of this preliminary termsheet reduced by the sum of (i) all amounts previously distributed to holders of Certificates on the Class as payments of principal, and (ii) the amount of Realized Losses (including Excess Losses) on the Mortgage Loans in the related Loan Group allocated to the Class.

Due Date:

“Due Date” means, with respect to a Mortgage Loan, the day of the calendar month on which scheduled payments are due on that Mortgage Loan. With respect to any Distribution Date, the related Due Date is the first day of the calendar month in which that Distribution Date occurs.

Prepayment Period:

“Prepayment Period” means for any Mortgage Loan and any Distribution Date, the calendar month preceding that Distribution Date.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Principal Amount:

The “Principal Amount” for any Distribution Date and each of Loan Group 1 and Loan Group 2 will equal the sum of:

1. all monthly payments of principal due on each Mortgage Loan (other than a liquidated mortgage loan) in that Loan Group on the related Due Date,

2. the principal portion of the purchase price of each Mortgage Loan in that Loan Group that was repurchased by the Seller or the Depositor pursuant to the Pooling and Servicing Agreement or the related Originator pursuant to the related underlying mortgage loan purchase agreement as of the Distribution Date,

3. the Substitution Adjustment Amount in connection with any deleted Mortgage Loan in that Loan Group received with respect to the Distribution Date,

4. any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans  in that Loan Group that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

5. with respect to each Mortgage Loan  in that Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan,

6. all partial and full principal prepayments by borrowers on the Mortgage Loans in that Loan Group received during the related Prepayment Period, and

7. any subsequent recoveries (as further described in the Free Writing Prospectus under “Servicing of the Mortgage Loan – Subsequent Recoveries”) on the Mortgage Loans in that Loan Group received during the calendar month preceding the month of the Distribution Date.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Senior Principal Distribution Amount:

The “Senior Principal Distribution Amount” for any Distribution Date and Loan Group will equal the sum of

•the related Senior Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Loan Group and that Distribution Date,

•for each Mortgage Loan in that Loan Group that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

• the related Senior Percentage of the Stated Principal Balance of the Mortgage Loan as of the Due Date in the month preceding the month of that Distribution Date and

• either (i) the related Senior Prepayment Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan or (ii) if an Excess Loss was sustained on the Liquidated Mortgage Loan during the preceding calendar month, the related Senior Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan, and

• the sum of the related Senior Prepayment Percentage of amounts described in clauses 6. and 7. of the definition of Principal Amount for that Loan Group and that Distribution Date;

• any transfer payments received for that Loan Group and Distribution Date;

provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained on a Mortgage Loan in that Loan Group that is not a Liquidated Mortgage Loan, that Senior Principal Distribution Amount will be reduced on the related Distribution Date by the related Senior Percentage of the principal portion of the Bankruptcy Loss.

Senior Percentage:

The “Senior Percentage” for any Senior Certificate Group and Distribution Date is the percentage equivalent of a fraction, the numerator of which is the aggregate of the Class Principal Balances of each Class of Senior Certificates of such Senior Certificate Group immediately before that Distribution Date and the denominator of which is the aggregate of the Stated Principal Balances of the Mortgage Loans in the related Loan Group as of the Due Date occurring in the month prior to the month of that Distribution Date (after giving effect to prepayments in the Prepayment Period related to such prior Due Date); provided, however, that on any Distribution Date after a Senior Termination Date, the Senior Percentage of the remaining Senior Certificate Group is the percentage equivalent of a fraction, the numerator of which is the aggregate Class Principal Balance of each class of Senior Certificates (other than the Notional Amount Certificates) of such remaining Senior Certificate Group immediately prior to such Distribution Date and the denominator of which is the aggregate Class Principal Balance of all Classes of Certificates (other than the Notional Amount Certificates) immediately prior to such Distribution Date.

For any Distribution Date on and prior to a Senior Termination Date, the “Subordinated Percentage” for the Subordinated Certificates relating to Loan Group 1 and Loan Group 2 as applicable, in each case will be calculated as the difference between 100% and the Senior Percentage of the Senior Certificate Group relating to that Loan Group on such Distribution Date. After the Senior Termination Date, the Subordinated Percentage for the Subordinated Certificates will represent the entire interest of the Subordinated Certificates and will be calculated as the difference between 100% and the Senior Percentage for the remaining Senior Certificates for such Distribution Date.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Senior Prepayment Percentage:

The “Senior Prepayment Percentage” of a Senior Certificate Group for any Distribution Date occurring during the seven years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the Senior Certificates (other than the Notional Amount Certificates) which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the Mortgage Loans evidenced by the Subordinate Certificates. Increasing the respective interest of the Subordinated Certificates relative to the Senior Certificates is intended to preserve the availability of the subordination provided by the Subordinate Certificates.

The Senior Prepayment Percentage for any Distribution Date occurring on or after the seventh anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, the related Senior Percentage plus 70% of the  Subordinated Percentage for such Distribution Date; for any Distribution Date in the second year thereafter, the related Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date; for any Distribution Date in the third year thereafter, the related Senior Percentage plus 40% of the Subordinated Percentage for such Distribution Date; for any Distribution Date in the fourth year thereafter, the  related Senior Percentage plus 20% of the Subordinated Percentage for such Distribution Date; and for any Distribution Date thereafter, the related Senior Percentage for such Distribution Date (unless on any Distribution Date the related Senior Percentage of a related Senior Certificate Group exceeds the Senior Percentage of such Senior Certificate Group as of the Closing Date, in which case the Senior Prepayment Percentage for the Distribution Date will once again equal 100%).

Notwithstanding the preceding paragraph, if (x) on or before the Distribution Date in June 2010, the Subordinated Percentage is at least 200% of the Subordinated Percentage for the Subordinated Certificates as of the Closing Date, the delinquency test set forth above is satisfied and cumulative Realized Losses on the Mortgage Loans do not exceed 20% of the related original subordinate principal balance, the Senior Prepayment Percentage for each Loan Group will equal the Senior Percentage for that Distribution Date plus 50% of the amount equal to 100% minus the Senior Percentage and (y) after the Distribution Date in June 2010, the Subordinated Percentage for the Subordinate Certificates is at least 200% of the Subordinated Percentage as of the Closing Date, the delinquency test set forth above is satisfied and cumulative Realized Losses on the Mortgage Loans do not exceed 30% of the original subordinate principal balance (the “Two Times Test”), the Senior Prepayment Percentage in each Loan Group will equal the Senior Percentage.

Senior Termination Date:

The “Senior Termination Date” for a Senior Certificate Group is the date on which the aggregate Class Principal Balance of the Senior Certificates of such Senior Certificate Group is reduced to zero.

Credit Enhancement:

Credit enhancement will be provided by:
•	The subordination of one or more classes of the securities of the series
•	The preferential allocation of some or all of the prepayments on the Mortgage Loans to the Senior Certificates in order to increase the level of subordination in the trust.

Net Mortgage Rate:

The “Net Mortgage Rate” with respect to any Mortgage Loan is the related Mortgage Rate minus the Servicing Fee Rate and lender paid mortgage insurance, if any.

Group 1 Net WAC Cap:

For each Distribution Date and the Class 1 Senior Certificates, the weighted average of the Net Mortgage Rates for the Group 1 Mortgage Loans (“Net WAC Cap”), as of the related Due Date.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Group 2 Net WAC Cap:

For each Distribution Date and the Class 2 Senior Certificates, the weighted average of the Net Mortgage Rates for the Group 1 Mortgage Loans (“Net WAC Cap”), as of the related Due Date.

Loss and Delinquency Tests:

Notwithstanding the foregoing, no decrease in the related Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:
•
the outstanding principal balance of all Mortgage Loans delinquent 60 days or more (including Mortgage Loans in foreclosure, real estate owned by the trust fund and Mortgage Loans the mortgagors of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the Subordinated Certificates, does not equal or exceed 50%, and

•	cumulative Realized Losses on the Mortgage Loans do not exceed
(a)
commencing with the Distribution Date on the seventh anniversary of the first Distribution Date, 30% of the aggregate Class Principal Balance of the related Subordinated Certificates as of the Closing Date (with respect to the Subordinated Certificates, the “original subordinate principal balance”).

(b)	commencing with the Distribution Date on the eighth anniversary of the first Distribution Date, 35% of the original subordinate principal balance
(c)	commencing with the Distribution Date on the ninth anniversary of the first Distribution Date, 40% of the original subordinate principal balance
(d)	commencing with the Distribution Date on the tenth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and
(e)	commencing with the Distribution Date on the eleventh anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

Allocation of Realized Losses:

Any realized losses (other than Excess Losses) on the Mortgage Loans in a Loan Group will be allocated as follows: first, to the Subordinate Certificates in reverse order of their numerical Class designations, in each case until the respective class principal balance thereof has been reduced to zero; and thereafter, to the Senior Certificates of the related Senior Certificate Group.

On each Distribution Date, Excess Losses on the Mortgage Loans in a Loan Group be allocated pro rata among the Classes of Senior Certificates of the related Senior Certificate Group and the Subordinated Certificates as follows: (i) in the case of the Senior Certificates, the Senior Percentage of such Excess Loss will be allocated among the Classes of Senior Certificates (other than the Notional Amount Certificates) in the related Senior Certificate Group pro rata based on their Class Principal Balances immediately prior to that Distribution Date and (ii) in the case of the Subordinated Certificates; the Subordinated Percentage of such Excess Loss will be allocated among the Classes of Subordinated Certificates pro rata based on each Class’ share of the related Subordinated Portion for the related Loan Group

Excess Loss

Excess Losses are special hazard, fraud or bankruptcy losses that exceed levels specified by the Rating Agencies based on their analysis of the Mortgage Loans.

Senior Credit Support Depletion Date:

The “Senior Credit Support Depletion Date” for the Senior Certificates is the date on which the aggregate Class Principal Balance of the Subordinated Certificates has been reduced to zero.

Certificate Priority of Distributions:

With respect to any Distribution Date, from the Group 1 Senior Principal Distribution Amount sequentially as follows:

(i)	the Class A-R until retired and
(ii)	Class 1-A-1 and Class 1-A-2 Certificates prorata, until retired.

With respect to any Distribution Date, from the Group 2 Senior Principal Distribution Amount, to the Class 2-A-1 and Class 2-A-2 Certificates, prorata, until retired.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Trust Tax Status:

One or more REMICs.

ERISA Eligibility:

Subject to the considerations in the Prospectus and the Free Writing Prospectus, the Offered Certificates are ERISA eligible and may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan.

SMMEA Eligibility:

It is anticipated that the Senior Certificates and the Class B-1 Certificates will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization.

Registration Statement and Prospectus:

This term sheet does not contain all information that is required to be included in a registration statement, or in a base prospectus and prospectus supplement.

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Issuing Entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

The registration statement referred to above (including the prospectus) is incorporated in this term sheet by reference. and may be accessed by clicking on the following hyperlink:
[http://www.sec.gov/Archives/edgar/data/762153/000091412106000636/0000914121-06-000636.txt]

Risk Factors:

PLEASE SEE “RISK FACTORS” IN THE PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT AND IN THE FREE WRITING PROSPECTUS FOR A DESCRIPTION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED CERTIFICATES.

Static Pool Information:

Information concerning the sponsor’s prior residential mortgage loan securitizations involving fixed- and adjustable-rate mortgage loans secured by first-mortgages or deeds of trust in residential real properties issued by the depositor is available on the internet at http://www.morganstanley.com/institutional/abs_spi/prime.html.  On this website, you can view for each of these securitizations, summary pool information as of the applicable securitization Cut-off Date and delinquency, cumulative loss, and prepayment information as of each Distribution Date by securitization for the past two years, or since the applicable securitization closing date if the applicable securitization closing date occurred less than two years from the date of this term sheet.  Each of these mortgage loan securitizations is unique, and the characteristics of each securitized mortgage loan pool varies from each other as well as from the mortgage loans to be included in the trust that will issue the certificates offered by this term sheet.  In addition, the performance information relating to the prior securitizations described above may have been influenced by factors beyond the sponsor’s control, such as housing prices and market interest rates.  Therefore, the performance of these prior mortgage loan securitizations is likely not to be indicative of the future performance of the mortgage loans to be included in the trust related to this offering.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

ANNEX I

AVAILABLE EXCHANGES OF DEPOSITABLE CERTIFICATES FOR EXCHANGEABLE CERTIFICATES(1)(2)

Classes of Depositable Certificates		Related Classes of Exchangeable Certificates
Class or Classes of Depositable Certificates	Original Certificate Balance or Notional Amount	Class or Classes of Exchangeable Certificates	Original Certificate Balance or Notional Amount	Pass-Through Rate(3)
Recombination 1
Class 2-A-5	$132,910,000	Class 2-A-7	$132,910,000	Variable
Class 2-X	$84,929,622 (4)

Recombination 2
Class 2-A-6	$16,009,000	Class 2-A-8	$16,009,000	Variable
Class 2-X	$10,229,618 (4)

______________

(1)
Depositable Certificates and Exchangeable Certificates may be exchanged only in the proportions shown in this Annex III.  In any exchange, the relative proportions of the Depositable Certificates to be delivered (or, if applicable, received) in such exchange will equal the proportions reflected by the outstanding Class Principal Balances or Notional Amounts of the related Depositable Certificates at the time of exchange.

(2)
If, as a result of a proposed exchange, a certificateholder would hold a Depositable Certificate or Exchangeable Certificate of a Class in an amount less than the applicable minimum denomination for that class, the certificateholder will be unable to effect the proposed exchange. See “Description of the Certificates— Book-Entry Certificates; Denominations” in this prospectus supplement.

(3)	For a description of the Pass-Through Rates for these Classes of Certificates please see the table on pages [v through viii] of this Prospectus Supplement.
(4)	The Class 2-X Certificates are interest only Notional Amount Certificates.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

EXHIBIT 1

The “Loan-to-Value Ratio” of a Mortgage Loan at any given time is a fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at the date of determination and the denominator of which is (a) in the case of a purchase, the lesser of the selling price of the Mortgaged Property and its appraised value determined in an appraisal obtained by the originator at origination of such Mortgage Loan, or (b) in the case of a refinance, the appraised value of the Mortgaged Property at the time of such refinance. No assurance can be given that the value of any Mortgaged Property has remained or will remain at the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to such Mortgage Loans.

As set forth in the “FICO Scores” tables above, credit scores have been supplied with respect to the mortgagors. Credit scores are obtained by many mortgage lenders in connection with mortgage loan applications to help assess a borrower’s credit-worthiness. Credit scores are generated by models developed by a third party which analyzed data on consumers in order to establish patterns which are believed to be indicative of the borrower’s probability of default. The credit score is based on a borrower’s historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. Credit scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score.  However, a credit score purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In addition, it should be noted that credit scores were developed to indicate a level of default probability over a two-year period which does not correspond to the life of a mortgage loan. Furthermore, credit scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general. Therefore, a credit score does not take into consideration the effect of mortgage loan characteristics (which may differ from consumer loan characteristics) on the probability of repayment by the borrower. There can be no assurance that a credit score will be an accurate predictor of the likely risk or quality of the related mortgage loan.

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to (i) the payment of principal due on that Due Date, irrespective of any delinquency in payment by the related mortgagor, and (ii) prepayments of principal and liquidation proceeds received with respect to that Mortgage Loan through the last day of the related Prepayment Period.

Under the MBA method, a loan would be considered delinquent if the payment had not been received by the end of the day immediately preceding the loan’s next due date (generally the last day of the month which the payment was due). Using the example above, a loan with a due date of 8/1/02, with no payment received by the close of business on 8/31/02, would have been reported as delinquent on the September statement to certificateholders. Foreclosure and REOs are treated identically under both methods.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

EXHIBIT 2
GMAC Mortgage, LLC
General
GMAC Mortgage, LLC is a Delaware limited liability company and a wholly-owned subsidiary of GMAC Residential Holding Company, LLC, which is a wholly owned subsidiary of Residential Capital, LLC ("ResCap"). ResCap is a wholly-owned subsidiary of GMAC Mortgage Group, LLC, which is a wholly-owned subsidiary of GMAC LLC ("GMAC").

GMAC Mortgage, LLC and its predecessor entity began acquiring, originating and servicing residential mortgage loans in 1985 through its acquisition of Colonial Mortgage Service Company, which was formed in 1926, and the loan administration, servicing operations and portfolio of Norwest Mortgage, which entered the residential mortgage loan business in 1906. These businesses formed the original basis of what is now GMAC Mortgage, LLC.

GMAC Mortgage, LLC maintains its executive and principal offices at 100 Witmer Road, Horsham, Pennsylvania 19044.  Its telephone number is (215) 682 1000.

The diagram below illustrates the ownership structure among the parties affiliated with GMAC Mortgage, LLC.

Servicing Activities
GMAC Mortgage, LLC generally retains the servicing rights with respect to loans it sells or securitizes, and also occasionally purchases mortgage servicing rights from other servicers or acts as a subservicer of mortgage loans (and does not hold the corresponding mortgage servicing right asset).

As of the three months ended March 31, 2007, GMAC Mortgage, LLC acted as primary servicer and owned the corresponding servicing rights on approximately 2,260,870 of residential mortgage loans having an aggregate unpaid principal balance of approximately $280 billion, and GMAC Mortgage, LLC acted as subservicer (and did not own the corresponding servicing rights) on approximately 368,604 loans having an aggregate unpaid principal balance of over $73.5 billion.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

The following tables set forth the dollar amount of mortgage loans serviced by GMAC Mortgage, LLC for the periods indicated, and the number of such loans for the same period. GMAC Mortgage, LLC was the servicer of a residential mortgage loan portfolio of approximately $153.6 billion, $13.9 billion, $17.6 billion and $7.0 billion during the year ended December 31, 2003 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively.  GMAC Mortgage, LLC was the servicer of a residential mortgage loan portfolio of approximately $207.0 billion, $31.8 billion, $18.7 billion and $22.4 billion during the three months ended March 31, 2007 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively.  The percentages shown under “Percentage Change from Prior Year” represent the ratio of (a) the difference between the current and prior year volume over (b) the prior year volume.

GMAC MORTGAGE, LLC PRIMARY SERVICING PORTFOLIO

($ IN MILLIONS)

	For the Three Months Ended March 31,	For the Year Ended December 31,
	2007	2006	2005	2004	2003
Prime conforming mortgage loans
No. of Loans	1,469,628	1,455,919	1,392,870	1,323,249	1,308,284
Dollar Amount of Loans	$207,037	$203,894	$186,364	$165,521	$153,601
Percentage Change from Prior Year	1.54%	9.41%	12.59%	7.76%	2.11%
Prime non-conforming mortgage loans
No. of Loans……………………	66,981	67,462	69,488	53,119	34,041
Dollar Amount of Loans……….	$31,797	$32,220	$32,385	$23,604	$13,937
Percentage Change from Prior Year	(1.31)%	(0.51)%	37.20%	69.36%	11.12%
Government mortgage loans
No. of Loans…………………….	179,431	181,563	181,679	191,844	191,023
Dollar Amount of Loans……….	$18,692	$18,843	$18,098	$18,328	$17,594
Percentage Change from Prior Year	(0.80)%	4.12%	(1.25)%	4.17%	(16.91)%
Second-lien mortgage loans
No. of Loans……………………	544,830	514,085	392,261	350,334	282,128
Dollar Amount of Loans……….	$22,446	$20,998	$13,034	$10,374	$7,023
Percentage Change from Prior Year	6.90%	61.10%	25.64%	47.71%	5.36%
Total mortgage loans serviced
No. of Loans……………………	2,260,870	2,219,029	2,036,298	1,918,546	1,815,476
Dollar Amount of Loans……….	279,972	$275,955	$249,881	$217,827	$192,155
Percentage Change from Prior Year	1.46%	10.43%	14.72%	13.36%	0.71%

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

Billing and Payment Procedures
As servicer, GMAC Mortgage, LLC collects and remits mortgage loan payments, responds to borrower inquiries, accounts for principal and interest, holds custodial and escrow funds for payment of property taxes and insurance premiums, counsels or otherwise works with delinquent borrowers, supervises foreclosures and property dispositions and generally administers the loans.  GMAC Mortgage, LLC sends monthly invoices or annual coupon books to borrowers to prompt the collection of the outstanding payments.  Borrowers may elect for monthly payments to be deducted automatically from bank accounts on the same day every month or may take advantage of on demand electronic payments made over the internet or via phone.

This material was not prepared by the Morgan Stanley research department. Please refer to important information and qualification at the end of this material.

MORGAN STANLEY Securitized Products Group	June 26, 2007

TERM SHEET DISCLAIMER

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This material was not prepared by the Morgan Stanley research department.  Please refer to important information and qualification at the end of this material.